SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  Sawtek Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

        --------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        --------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        --------------------------------------------------------------

     5) Total fee paid:

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as  provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ____________________
     2) Form, Schedule or Registration Statement No.: __________________
     3) Filing Party: _____________________
     4) Date Filed: ______________________

                                   SAWTEK INC.
                               1818 S. Highway 441
                              Apopka, Florida 32703


          Notice of Annual Meeting of Shareholders and Proxy Statement



Steven P. Miller
Chairman, President and
Chief Executive Officer


                                                              December 10, 1996

Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders. The meeting will be held at the corporate offices of Sawtek Inc., 1818 South Highway 441, Apopka, Florida, on Monday, January 20, 1997, starting at 10:00 a.m.

The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting, which includes the election of the directors.

Following the business session, I will report on current operations and our plans. Following these reports there will be an open discussion period during which your questions and comments will be welcome.

We hope you will be able to join us.

Cordially,


/s/Steven P. Miller

                                   SAWTEK INC.
                               1818 S. Highway 441
                              Apopka, Florida 32703


                    Notice of Annual Meeting of Shareholders


TO THE HOLDERS OF COMMON STOCK OF
SAWTEK INC.

     The Annual Meeting of the Shareholders of Sawtek Inc. will be held at the corporate offices of Sawtek Inc., 1818 S. Highway 441, Apopka, Florida 32703, on Monday, January 20, 1997, starting at 10:00 a.m. for the following purposes:

1.   To elect directors.

2.   To transact such other business as may properly come before the meeting.

     Holders of Common Stock of record at the close of business on December 9, 1996 will be entitled to vote at the meeting.

                                             By order of the Board of Directors
                                             WILLIAM A. GRIMM
                                             Secretary



Apopka, Florida
December 10, 1996



                                IMPORTANT NOTICE

         To assure your representation at the meeting, please complete, date, sign, and mail promptly the enclosed proxy for which a return envelope is provided

                                   SAWTEK INC.
                               1818 S. Highway 441
                              Apopka, Florida 32703

                    Notice of Annual Meeting of Shareholders
                           to be held January 20, 1997

General Information
-------------------
The accompanying proxy is solicited by the Board of Directors of the Company. A shareholder may revoke his proxy at any time prior to the time it is voted at the meeting by filing with the Secretary of the Company a written notice of revocation, by duly executing and delivering a subsequent proxy bearing a later date, or by attending the meeting and voting in person.

The record date for shareholders entitled to vote at the meeting is December 9, 1996.

The Company has only one class of outstanding shares, namely Common Stock, par value $.0005 per share, of which there were 20,144,772 shares outstanding on the record date and 96 holders of record. Each share is entitled to one vote.

The shares represented by each valid proxy will be voted at the meeting or any adjournment thereof, and, if a choice is specified in the proxy, the shares will be voted in accordance with such specification. If no vote is specified, the shares will be voted as set forth in the accompanying proxy. The election of directors requires a majority of the votes cast. With respect to abstentions, shares are considered present at the meeting for a particular proposal, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to shares held in brokerage accounts, shares which are not voted by the broker are not considered present at the meeting for the particular proposal.

So far as the directors of the Company are aware, no matters will be presented to the meeting for action on the part of the shareholders other than the election of the directors. If any other matter is properly brought before the meeting, it is the intention of the persons named in the proxy to vote the shares to which the proxy relates in accordance with their best judgment.

The cost of soliciting proxies will be borne by the Company. Officers and employees may, by letter, telephone, or in person, make additional requests for the return of proxies. The Company will reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses incurred in connection with such solicitation. The Company also has retained ADP Corporation to aid in the solicitation of proxies at an estimated fee of $3,000. This Proxy Statement, the accompanying proxy and a copy of the Company's Annual Report for the year ended September 30, 1996, are being mailed to shareholders commencing on December 10, 1996.

Election of Directors
---------------------
All of the members of the Company's Board of Directors are elected annually at the Annual Meeting of Shareholders. The five members are Steven P. Miller, Neal
J. Tolar, Robert C. Strandberg, Bruce S. White, and Willis C. Young, and each of them are standing for re-election. In accordance with the Bylaws of Sawtek Inc., all directors hold office until the next Annual Meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Vacancies may be filled by the remaining directors.

The authorized number of directors is presently set at five. From time to time, the Board considers potential candidates, and as an appropriate candidate is identified the Board will consider increasing the number of directors.

The persons named in the accompanying proxy will vote in favor of electing the nominees to serve for the terms identified above, unless otherwise specified in the proxy. If any nominee shall become unavailable for election, the proxies will be voted for the election of such persons, if any, as shall be designated by the Board of Directors.

None of the nominees nor any of the incumbent directors is related to any other nominee or director or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Biographical summaries of the nominees and of the continuing directors appear on the following pages and data with respect to the number of shares of the Company's Common Stock beneficially owned by them as of October 31, 1996 are set forth in the table on page 10.

Board of Directors
------------------
Steven P. Miller
----------------
Mr. Miller, 48, co-founded the Company and has served as president and a director since 1979, chief executive officer since 1986 and chairman since February 1996. Prior to joining the Company, he was manager of the SAW Device Engineering and Development Laboratory at Texas Instruments Incorporated ("TI"), an electronics manufacturer. He joined TI in 1969. Mr. Miller has a B.S. degree in Electrical Engineering from the South Dakota School of Mines and Technology.

Neal J. Tolar
-------------
Dr. Tolar, 55, co-founded the Company and has served as senior vice president and chief technical officer since June 1995 and a director since 1979. He served as vice president, Operations and Engineering from 1979 to June 1995. Prior to joining the Company, he was a member of the technical staff in the RF Technology Group of the Corporate Research Laboratory at TI. He joined TI in 1967. Dr. Tolar has a Ph.D. in Ceramic Engineering from the University of Utah and a B.S. degree in Ceramic Engineering from Mississippi State University.

Robert C. Strandberg
--------------------
Mr. Strandberg, 39, has been a director since October 1995. Mr. Strandberg was the chairman of the Board of Directors, president and chief executive officer of Datamax International Corporation, a manufacturer of bar code printers, from September 1991 to April 1996. He is currently self-employed as a management consultant. From 1988 to 1991, he was vice president, Finance, of Datamax. From 1986 to 1988, he worked for GTECH, a lottery management company, in the areas of finance and strategic planning. Mr. Strandberg has an M.B.A. degree from Harvard Graduate School of Business Administration and a B.S. degree in Operations Research and Industrial Engineering from Cornell University.

Bruce S. White
--------------
Mr. White, 63, has been a director since April 1996. Mr. White has been a corporate vice president of AVNET Inc., a distributor of electronic components, since January 1996 and the president of the Penstock Division of AVNET Inc. since July 1994. From 1974 to July 1994, Mr. White was the president and chief executive officer of Penstock Inc., a company he founded to distribute RF and microwave components. Penstock is a distributor of certain products manufactured by Sawtek. In fiscal 1996, sales from Sawtek to Penstock were approximately $1.9 million. Mr. White has a B.A. degree in Mathematics from Colgate University and B.S. and M.S. degrees in Electrical Engineering from Michigan State University.

Willis C. Young
---------------
Mr. Young, 55, has been a director since February 1996. He has been a senior partner at the Atlanta office of BDO Seidman, LLP, an international accounting and consulting firm, since January 1996. From April 1995 to December 1995, Mr. Young was the chief financial officer for Hayes Microcomputer Products, Inc., a manufacturer of modems and communication equipment, where he was engaged to assist in the implementation of Hayes' restructuring in bankruptcy. From 1965 to March 1995, Mr. Young held various positions with BDO Seidman, LLP, and from 1988 to March 1995 he was a vice chairman and a member of the Executive Committee. Mr. Young has a B.S. degree in Accounting from Ferris State University. He is a Certified Public Accountant.

Information on Board of Directors and Committees
------------------------------------------------

Meetings and Attendance
-----------------------
During the year, there were eight meetings of the Board of Directors and three meetings of the standing committees of the Board. All directors attended more than 75 percent of the aggregate of all meetings of the Board and the Board committees on which they served.

Committees of the Board
-----------------------
The Board has established two committees to assist in the discharge of its responsibilities, the principal functions of each committee are described below. In addition, the Board as a whole serves as the Nominating Committee.

The Audit Committee assists the Board in ensuring that the Company's financial auditing and reporting practices, procedures and controls are within acceptable limits of sound practice and in accordance with applicable laws and regulations. The Committee meets periodically with the independent auditors, together with representatives of management, as appropriate, for the purpose of reviewing the scope and results of the annual audit of the financial statements and the recommendations of the auditors. The Committee also reviews the nature and extent of non-audit professional services performed by the auditors. The
Committee held three meetings during the past 12 months. The members of the Committee are Messrs. Young (Chairman), Tolar and Strandberg.

The Compensation Committee assists the Board in reviewing the annual compensation and bonuses paid to the executive officers. The Committee held two meetings during the past 12 months. The members of the Committee are Messrs. Strandberg (Chairman), White and Young.

Directors' Compensation
-----------------------
Each of the three non-employee directors currently receive an annual retainer fee of $8,000.

Messrs. Strandberg, White and Young each hold options to purchase 20,000 shares of the Company's Common Stock. The options are non-statutory options and are priced at the fair market value on the date of grant. One-third of the option shares become exercisable on the anniversary of the date of grant and one-third on each of the two succeeding anniversary dates. The option term is ten years.

Report on Executive Compensation
--------------------------------

The Compensation Committee was formed prior to the Company's initial public offering. For the fiscal year ended September 30, 1996, the Compensation Committee approved the bonuses paid to several levels of management including the CEO and the other executive officers. The base compensation for the executive officers and other management employees had been set and approved by the Company's Board of Directors early in the fiscal year after reviewing the salary levels of comparable executives reported by the American Electronics Association. The bonuses paid to Mr. Miller and Dr. Tolar reflected the doubling of the Company's net after tax earnings (before adjustment for the ESOP charge) and the tax savings which the Company experienced as a result of the exercise of certain non-qualified stock options by Mr. Miller and Dr. Tolar. The Compensation Committee intends to utilize the comparable compensation levels reported by the American Electronics Association as a guideline for base compensation for the executive officers in the future. Bonuses, if any, for fiscal year 1997, will be based on the level of pre-tax income for the Company and other factors to be developed by the Compensation Committee.

-  Robert C. Strandberg - Chairman
-  Willis C. Young
-  Bruce S. White

Selection of Auditors
---------------------
Representatives of Ernst & Young LLP, independent auditors, who audited the books of the Company for the year ended September 30, 1996, are expected to be present at the shareholders' meeting to make a statement if they so desire and to be available to respond to appropriate questions of shareholders. The Company has not reviewed fees and other arrangements for auditing services, and accordingly has not selected the auditors for the year ending September 30, 1997.

Shareholder Proposals for the 1998 Annual Meeting
-------------------------------------------------
Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company not later than August 15, 1997.

Performance Graph
-----------------

The graph below compares the performance of the Company's Common Stock with the performance of the NASDAQ composite index and the Hambrecht & Quist communication sector component of its Growth and Technology Index. The comparison of total return on investment for the period assumes that $100 was invested on May 1, 1996 in the Company and each of the indices.

         Comparison of Total Return Among NASDAQ Composite Index and the
  H&Q Communication Sector of its Growth and Technology Index and Sawtek Inc.
  ---------------------------------------------------------------------------

                                                 Period Value (1)  % Growth Rate
                                                 ----------------  -------------
Sawtek                                                $200               100%
NASDAQ Composite with dividends re-invested           $103              3.43%
Hambrecht & Quist Communications Sector Index         $101              1.16%

1) Growth of $100 invested in each item from May 1, 1996 (date of Sawtek's IPO) to September 30, 1996.

Summary Compensation Table
--------------------------

The table below illustrates annual and long-term compensation for services to the Company for the years ending September 30, 1996, 1995 and 1994 for those executives who, as of September 30, 1996 were (i) the Chief Executive Officer and (ii) the other four most highly-compensated executives of the Company.

                                                                           Other           Total Option
         Name and Position            Year     Salary      Bonus      Compensation (2)      Grants #(1)
         -----------------            ----     ------      -----      ----------------      -----------
Steven P. Miller                      1996    $199,992   $714,274         $48,521               -
  Chairman, President &               1995     158,184    239,341          22,817               -
  Chief Executive Officer             1994     153,284    509,598          21,184            330,000

Neal J. Tolar                         1996     167,003    692,831          39,594               -
  Senior Vice President &             1995     146,037    220,041          22,964               -
  Chief Technical Officer             1994     142,772    470,461          21,651            330,000

Gary A. Monetti                       1996     109,990     73,098          27,759               -
  Vice President - Operations         1995      97,565    111,438          14,398               -
  & Chief Operating Officer           1994      91,559    221,579          24,032             67,980

Thomas L. Shoquist                    1996     113,526     58,367          27,349               -
  Vice President - Quality            1995     106,850    102,533          16,210               -
                                      1994     102,635    248,305          24,416               -

Raymond A. Link                       1996     106,194     74,683          15,097             60,000
  Vice President - Finance            1995       *           *               *               100,000
  Chief Financial Officer             1994       *           *               *                  *

*        Mr. Link joined the Company in Fiscal 1995 and earned less than $100,000 in Fiscal
         1995.

(1) Amounts shown represent the number of shares subject to non-qualified stock options granted each year.

(2)      The amounts reported include the following:






                                Contributions to the
                                   Employee Stock
                                   Ownership Plan
                                -----------------------      Taxable Portion       Premiums for         Estate and Tax
        Name              Year  # of Shares  Cost Basis     of Life Insurance   Disability Insurance    Planning Services
        ----              ---   -----------  ----------     -----------------   --------------------    -----------------
Steven P. Miller          1996     19,771     $20,329            $1,218              $2,245                 $24,729
                          1995     32,048      14,421             1,218               3,363                   3,815
                          1994     45,015      20,257               927                 -                       -

Neal J. Tolar             1996     19,771      20,329             2,556                 -                    16,709
                          1995     32,048      14,421             1,636               6,542                     365
                          1994     45,015      20,257             1,394                 -                       -

Gary A. Monetti           1996     19,771      20,329               224                 -                     7,206
                          1995     31,498      14,174               224                 -                       -
                          1994     52,990      23,846               186                 -                       -

Thomas L. Shoquist        1996     19,771      20,329             1,020                 -                     6,000
                          1995     34,654      15,594               616                 -                       -
                          1994     52,990      23,846               570                 -                       -

Raymond A. Link           1996     14,360      14,765               332                 -                       -

Option Grants in FY96:
----------------------
                                                                                                 Potential Realizable Value at
                                                                    Market Price                 Assumed Rate of Stock Price
                        Number      % of Total    Exercise Price    Per Share at    Expiration   Appreciation for Option Term
                      Granted (1)   Grants (2)      Per Share       Date of Grant      Date      -----------------------------
                      -----------   ----------    --------------    -------------   ----------       0%         5%         10%
                                                                                                     --         --         ---
Steven P. Miller           -            -               -                 -              -           -          -           -
Neal J. Tolar              -            -               -                 -              -           -          -           -
Gary A. Monetti            -            -               -                 -              -           -          -           -
Thomas L. Shoquist         -            -               -                 -              -           -          -           -
Raymond A. Link         60,000        34.29%         $11.05            $13.00         4/30/06    $117,000   $607,538   $1,360,119

(1) The options become exercisable at a rate of 25% per year over four years and have a term of 10 years. The potential realizable value is calculated based on the term of the option at the time of the grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

(2) Based on an aggregate of 175,000 options granted to employees and directors of the Company in fiscal 1996 including the named executive officers.

Aggregate Option Exercises in Fiscal Year
1996 and Fiscal Year-End Option Values:
---------------------------------------




                         # of Shares                  Number of Securities
                         Acquired on       Value      Underlying Unexercised         Value of In-The-Money
                          Exercise     Realized (1)  Options at Sept. 30, 1996   Options at Sept. 30, 1996(2)
                         -----------   ------------  -------------------------   ----------------------------
                                                     Exercisable Unexercisable   Exercisable  Unexercisable
                                                     ----------- -------------   -----------  -------------
Steven P. Miller           330,000      $1,130,250        -            -              -             -
Neal J. Tolar              330,000      $1,130,250        -            -              -             -
Gary A. Monetti             94,100      $  310,043     262,230       3,750       $6,762,475    $   94,556
Thomas L. Shoquist          80,340      $  275,165        -            -              -             -
Raymond A. Link               -              -          25,000     135,000       $  633,263    $2,796,788

(1) Based on the product of (i) the fair market value of the Common Stock at the date of exercise minus the exercise price and (ii) the number of shares acquired upon exercise.

(2) Based on the product of (i) the fair market value of the Common Stock at September 30, 1996 ($26 per share) minus the exercise price and (ii) the number of shares acquired upon exercise.

                                        9

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

Directors, Executive Officers and Five Percent (5%) Shareholders:
-----------------------------------------------------------------

                                                                  Shares Beneficially Owned
                                                                  -------------------------
                                                                    Number          Percent
                                                                    ------          -------
Principal Shareholders:
Employee Stock Ownership Plan and Trust
for Employees of Sawtek Inc.(1)                                   9,824,634          49.48%
Executive Officers and Directors:
Steven P. Miller (2)                                              1,481,346           7.46%
Neal J. Tolar (3)                                                 1,428,777           7.20%
Thomas L. Shoquist (4)                                              349,809           1.76%
Gary A. Monetti (5)                                                 298,090           1.50%
Raymond A. Link (6)                                                  26,000             *
Robert C. Strandberg (7)                                              6,667             *
Bruce S. White                                                       10,000             *
Willis C. Young                                                        -                *
All directors and executive officers as a group (8 persons)       3,600,689          18.14%

*        Less than 1% of the outstanding Common Stock.

(1) Messrs. Miller, Tolar, Strandberg and Young are the Trustees of the ESOP. The ESOP, through its Trustees, exercises sole dispositive and voting control over these shares, all of which are held by the ESOP as record owner. Includes 6,788,203 shares allocated to participants' accounts and 3,036,431 shares not yet allocated to any participant's account. Each ESOP participant, with respect to certain matters, controls the voting of shares allocated to his or her account by instructing the Trustees how such shares shall be voted. The Trustees control the voting of all unallocated shares.

(2) Includes 436,323 shares held by Sawmill Investment Limited Partnership of which Mr. Miller is the general partner and 63,188 shares held in trust for his children. Excludes 204,677 shares owned by the ESOP, but allocated to his account.

(3) Excludes 59,559 shares owned by his majority age children for which he disclaims any beneficial interest. Excludes 200,980 shares owned by the ESOP, but allocated to his account. Includes 381,201 shares held by MOP Investment Limited Partnership of which Dr. Tolar is the general partner.




                                       10






(4) Includes 200,000 shares held in trust in his spouse's name. Excludes 200,324 shares owned by the ESOP, but allocated to his account.

(5) Includes options to purchase 265,980 shares of Common Stock exercisable within 60 days of October 31, 1996. Excludes 182,419 shares owned by the ESOP, but allocated to his account.

(6) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of October 31, 1996. Excludes 14,360 shares owned by the ESOP, but allocated to his account.

(7) Includes options to purchase 6,667 shares of Common Stock exercisable within 60 days of October 31, 1996.

                                   SAWTEK INC.
                               1818 S. Highway 441
                              Apopka, Florida 32703
                                 (407) 886-8860


PROXY
-----

STEVEN P. MILLER, RAYMOND A. LINK AND WILLIAM A. GRIMM, or any of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on January 20, 1997, or at any adjournment, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement.

1.  Election of Directors, Nominees:
     Steven P. Miller, Neal J. Tolar,
     Robert C. Strandberg, Bruce S. White,
     Willis C. Young

                                          For the above
                                          slate of nominees       Withheld

 Election of Director                         _______              _______


If withheld, please list the nominee(s) that you are not in favor of:

---------------------------------------------

You are encouraged to specify your choices by marking the appropriate box. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the election of Directors. The Proxies cannot vote your shares unless you sign and return the Card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

____   I plan to attend the meeting


         Signature(s) _______________________________   Date     ______________

         Signature    _______________________________   Date     ______________

         Please sign exactly as name appears above. When signing as attorney, executor, administrator, Trustee, or guardian, give your full title as such. All joint owners must sign.

(change of address)                             Shares in your name  __________
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